EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of CVR GP, LLC
The Unitholders of CVR Partners, LP
The General Partner of CVR Partners, LP:

We have issued our reports dated February 26, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of CVR Partners, LP on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of CVR Partners, LP on Form S-3 (File No. 333-183390) and Form S-8 (File No. 333-173444).

/s/ GRANT THORNTON LLP

Kansas City, Missouri
February 26, 2014